Exhibit 3.89

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COMPASSLEARNING, INC.

CompassLearning, Inc., (the “Corporation”) a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that the Amended and Restated Certificate of Incorporation set forth below has been approved by the Corporation’s Board of Directors and was duly adopted in accordance with the provisions of Sections 141(f), 242 and 245 of the DGCL, and that in lieu of a meeting of stockholders, the stockholder has approved and consented to the amendment and restatement of the original Certificate of Incorporation in the name of EAC 1 Inc. (subsequently renamed CompassLearning, Inc.) filed on May 12, 1999, in accordance with the provisions of Sections 228, 242 and 245 of the DGCL:

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is CompassLearning, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19904.  The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

ARTICLE III

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations maybe organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is Twenty Thousand (20,000).  The par value of each of such share is $.01 each.  All such shares are of one class and are shares of Common Stock.

ARTICLE V

The name and address of the incorporator is Michael B. Kaplan, 825 8th Avenue, 45th Floor, New York, New York, 10019.

ARTICLE VI

In furtherance and not in limitation of to powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

ARTICLE VII

Unless and except to the extent that the By-laws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent permitted from time to time by law, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE IX

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this article.

IN WITNESS WHEREOF, the undersigned has signed this Amended Restated Certificate of incorporation this 19th day of November 2007.

/s/ Andrea R. Newborn
Andrea R. Newborn
Secretary